                                                Filed Pursuant to Rule 424(b)(2)
                                                Registration No. 333-46930

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED MAY 17, 2001)

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[UBS AG LOGO]
                                     UBS AG

                   $54,000,000 BULS(SM) DUE SEPTEMBER 1, 2006
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     Each BULS (Bullish Underlying Linked Security) being offered has the terms described beginning on page S-10, including the following:

- Issuer:         UBS AG
- Issue:          $54,000,000 principal amount of BULS
                  due September 1, 2006 linked to the
                  S&P 500 Index.
- Coupon:         No coupon will be paid on the BULS.
- Index:          The S&P 500 Index.

- Key dates:      Trade:               August 28, 2001
                  Settlement:          August 31, 2001
                  Determination:       August 29, 2006
                  Maturity:            September 1, 2006

- Booking         The BULS will be booked in UBS AG,
  branch:         Jersey Branch.

- The value at maturity of the BULS depends on the performance of the S&P 500 Index. BULS pay 73% of any appreciation in the Index and protect principal against up to a 25% decline in the value of the Index. For each 1% decline beyond 25% (e.g., from -25% to -26%) the BULS lose 1.333%. The performance of the Index will be calculated based on the difference between the closing level of the Index on the trade date and the closing level of the Index on the determination date. The closing level of the Index on the trade date was 1,161.51.

  YOU WILL LOSE SOME OF YOUR INVESTMENT IF THE INDEX DECLINES BY MORE THAN 25%.

- Calculation agent: UBS Warburg LLC.

- Listing: The BULS have been approved for listing on the American Stock Exchange under the symbol "BUL.D."

SEE "RISK FACTORS" BEGINNING ON PAGE S-3 FOR RISKS RELATED TO AN INVESTMENT IN THE BULS.

                                                              PRICE TO      UNDERWRITING    PROCEEDS TO
                                                               PUBLIC         DISCOUNT        UBS AG
-------------------------------------------------------------------------------------------------------
Per BULS...................................................     100%           3.5%            96.5%
-------------------------------------------------------------------------------------------------------
Total......................................................  $54,000,000    $1,890,000      $52,110,000
-------------------------------------------------------------------------------------------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT AND ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
"Standard & Poor's(R)", "S&P(R)", "S&P 500(R)", "Standard & Poor's 500" and "500" are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by UBS AG. The BULS are not sponsored, endorsed, sold or promoted by Standard & Poor's and Standard & Poor's makes no representation regarding the advisability of investing in the BULS.
The BULS are not deposit liabilities of UBS AG and are not insured by the Federal Deposit Insurance Corporation, an independent agency of the United States Government, or any other governmental agency of the United States, Switzerland or any other jurisdiction.
UBS AG may use this prospectus supplement and accompanying prospectus in the initial sale of any BULS. In addition, UBS AG, UBS Warburg LLC, UBS PaineWebber Inc. or any other affiliate of UBS AG may use this prospectus supplement and accompanying prospectus in a market-making transaction for any BULS after its initial sale. Unless UBS AG or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus supplement and accompanying prospectus are being used in a market-making transaction.
UBS WARBURG                                                 UBS PAINEWEBBER INC.
           THE DATE OF THIS PROSPECTUS SUPPLEMENT IS AUGUST 28, 2001.

TABLE OF CONTENTS
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PROSPECTUS SUPPLEMENT

Prospectus Supplement Summary............   S-1
Risk Factors.............................   S-3
  You may lose some of your principal....   S-3
  Changes that affect the Index or the
    S&P Constituent Stocks could affect
    the amount payable on the BULS and
    their market value...................   S-3
  You may not have an active trading
    market in the BULS--Sales in the
    secondary market may result in
    significant losses...................   S-3
  Gain on your BULS could be treated as
    ordinary interest income.............   S-4
  Your BULS do not pay periodic interest
    or dividends.........................   S-4
  Your return on the BULS will not
    reflect the return on the S&P
    Constituent Stocks...................   S-4
  BULS are not exchange-traded funds
    (ETFs)...............................   S-4
  If the Index changes, the market value
    of the BULS is unlikely to change in
    the same manner......................   S-5
  Trading and other transactions by UBS
    AG or its affiliates may adversely
    affect the value of the BULS.........   S-5
  UBS AG's business activities may create
    conflicts of interest between you and
    us...................................   S-5
  You have no shareholder rights in the
    S&P Constituent Stocks or rights to
    receive any stock....................   S-6
  UBS AG and its affiliates have no
    affiliation with S&P and are not
    responsible for its public disclosure
    of information.......................   S-6
  There are potential conflicts of
    interest between you and the
    calculation agent....................   S-6
  We can postpone the maturity date if a
    market disruption event occurs.......   S-6
The S&P 500 Index........................   S-7
Specific Terms of the BULS...............  S-10
Use of Proceeds and Hedging..............  S-15
Supplemental Tax Considerations..........  S-15
ERISA Considerations.....................  S-17
Supplemental Plan of Distribution........  S-17

PROSPECTUS

Prospectus Summary.......................    3
Cautionary Note Regarding Forward-Looking
  Information............................    7
Where You Can Find More Information......    8
Incorporation of Information About UBS...    8
Presentation of Financial Information....    9
Limitations on Enforcement of U.S. Laws
  Against UBS AG, Its Management and
  Others.................................   10
Capitalization of UBS....................   10
UBS......................................   11
Use of Proceeds..........................   13
Description of Notes We May Offer........   14
Considerations Relating to Indexed
  Notes..................................   51
Considerations Relating to Notes
  Denominated or Payable In or Linked to
  a Non-U.S. Dollar Currency.............   54
U.S. Tax Considerations..................   57
Tax Considerations Under The Laws of
  Switzerland............................   68
ERISA Considerations.....................   69
Plan of Distribution.....................   70
Validity of the Notes....................   72
Experts..................................   72

Prospectus Supplement Summary

The following is a summary of the terms of the BULS, as well as considerations relating to purchasing BULS. All of the information set forth in this section is qualified in its entirety by the more detailed explanations set forth elsewhere in this prospectus supplement and the accompanying prospectus.

SUMMARY OF TERMS

Each BULS is a five-year medium-term debt security issued by UBS AG in minimum denominations of $1,000 and integral multiples of $1,000. BULS bear no interest but their repayment at maturity is linked to the performance of the S&P 500 Index (the "Index"). BULS pay 73% of any appreciation in the Index and protect principal against up to a 25% decline in the value of the Index. For each 1% decline beyond 25% (e.g., from -25% to -26%) the BULS lose 1.333%. BECAUSE THE INVESTMENT IS EXPOSED TO DECLINES OF GREATER THAN 25% IN THE VALUE OF THE INDEX YOU COULD LOSE SOME OF YOUR INVESTMENT. See "Specific Terms of the BULS--Payment at Maturity."

The graph below represents the hypothetical return profile at maturity of owning the BULS, assuming that the BULS pay at maturity 73% of any appreciation in the Index and a range of performance of the Index from -100% to 100%.
[RETURN PROFITS GRAPH]

S&P 500 INDEX LEVEL                                                              BULS
-------------------                                                              ----
-100                                                                            -100.00
-99                                                                              -99.00
-98                                                                              -97.00
-98                                                                              -98.00
-97                                                                              -96.00
-96                                                                              -94.00
-95                                                                              -93.00
-94                                                                              -92.00
-93                                                                              -90.00
-93                                                                              -91.00
-92                                                                              -89.00
-91                                                                              -88.00
-90                                                                              -87.00
-89                                                                              -86.00
-88                                                                              -83.00
-88                                                                              -84.00
-87                                                                              -82.00
-86                                                                              -81.00
-85                                                                              -80.00
-84                                                                              -79.00
-83                                                                              -77.00
-83                                                                              -78.00
-82                                                                              -76.00
-81                                                                              -74.00
-80                                                                              -73.00
-79                                                                              -72.00
-78                                                                              -70.00
-78                                                                              -71.00
-77                                                                              -69.00
-76                                                                              -68.00
-75                                                                              -67.00
-74                                                                              -66.00
-73                                                                              -63.00
-73                                                                              -64.00
-72                                                                              -62.00
-71                                                                              -61.00
-70                                                                              -60.00
-69                                                                              -59.00
-68                                                                              -57.00
-68                                                                              -58.00
-67                                                                              -56.00
-66                                                                              -54.00
-65                                                                              -53.00
-64                                                                              -52.00
-63                                                                              -50.00
-63                                                                              -51.00
-62                                                                              -49.00
-61                                                                              -48.00
-60                                                                              -47.00
-59                                                                              -46.00
-58                                                                              -43.00
-58                                                                              -44.00
-57                                                                              -42.00
-56                                                                              -41.00
-55                                                                              -40.00
-54                                                                              -39.00
-53                                                                              -37.00
-53                                                                              -38.00
-52                                                                              -36.00
-51                                                                              -34.00
-50                                                                              -33.00
-49                                                                              -32.00
-48                                                                              -30.00
-48                                                                              -31.00
-47                                                                              -29.00
-46                                                                              -28.00
-45                                                                              -27.00
-44                                                                              -26.00
-43                                                                              -23.00
-43                                                                              -24.00
-42                                                                              -22.00
-41                                                                              -21.00
-40                                                                              -20.00
-39                                                                              -19.00
-38                                                                              -17.00
-38                                                                              -18.00
-37                                                                              -16.00
-36                                                                              -14.00
-35                                                                              -13.00
-34                                                                              -12.00
-33                                                                              -10.00
-33                                                                              -11.00
-32                                                                               -9.00
-31                                                                               -8.00
-30                                                                               -7.00
-29                                                                               -6.00
-28                                                                               -3.00
-28                                                                               -4.00
-27                                                                               -2.00
-26                                                                               -1.00
-25                                                                                0.00
-24                                                                                0.00
-23                                                                                0.00
-23                                                                                0.00
-22                                                                                0.00
-21                                                                                0.00
-20                                                                                0.00
-19                                                                                0.00
-18                                                                                0.00
-18                                                                                0.00
-17                                                                                0.00
-16                                                                                0.00
-15                                                                                0.00
-14                                                                                0.00
-13                                                                                0.00
-13                                                                                0.00
-12                                                                                0.00
-11                                                                                0.00
-10                                                                                0.00
-9                                                                                 0.00
-8                                                                                 0.00
-8                                                                                 0.00
-7                                                                                 0.00
-6                                                                                 0.00
-5                                                                                 0.00
-4                                                                                 0.00
-3                                                                                 0.00
-3                                                                                 0.00
-2                                                                                 0.00
-1                                                                                 0.00
0                                                                                  0.00
1                                                                                  1.00
2                                                                                  2.00
2                                                                                  1.00
3                                                                                  2.00
4                                                                                  3.00
5                                                                                  4.00
6                                                                                  4.00
7                                                                                  5.00
8                                                                                  6.00
8                                                                                  5.00
9                                                                                  7.00
10                                                                                 7.00
11                                                                                 8.00
12                                                                                 9.00
13                                                                                10.00
13                                                                                 9.00
14                                                                                10.00
15                                                                                11.00
16                                                                                12.00
17                                                                                12.00
18                                                                                13.00
18                                                                                13.00
19                                                                                14.00
20                                                                                15.00
21                                                                                15.00
22                                                                                16.00
23                                                                                17.00
23                                                                                16.00
24                                                                                18.00
25                                                                                18.00
26                                                                                19.00
27                                                                                19.00
28                                                                                21.00
28                                                                                20.00
29                                                                                21.00
30                                                                                22.00
31                                                                                23.00
32                                                                                23.00
33                                                                                24.00
33                                                                                24.00
34                                                                                25.00
35                                                                                26.00
36                                                                                26.00
37                                                                                27.00
38                                                                                28.00
38                                                                                27.00
39                                                                                29.00
40                                                                                29.00
41                                                                                30.00
42                                                                                30.00
43                                                                                32.00
43                                                                                31.00
44                                                                                32.00
45                                                                                33.00
46                                                                                33.00
47                                                                                34.00
48                                                                                35.00
48                                                                                35.00
49                                                                                36.00
50                                                                                37.00
51                                                                                37.00
52                                                                                38.00
53                                                                                39.00
53                                                                                38.00
54                                                                                40.00
55                                                                                40.00
56                                                                                41.00
57                                                                                41.00
58                                                                                43.00
58                                                                                42.00
59                                                                                43.00
60                                                                                44.00
61                                                                                44.00
62                                                                                45.00
63                                                                                46.00
63                                                                                46.00
64                                                                                47.00
65                                                                                47.00
66                                                                                48.00
67                                                                                49.00
68                                                                                50.00
68                                                                                49.00
69                                                                                50.00
70                                                                                51.00
71                                                                                52.00
72                                                                                52.00
73                                                                                54.00
73                                                                                53.00
74                                                                                54.00
75                                                                                55.00
76                                                                                55.00
77                                                                                56.00
78                                                                                57.00
78                                                                                57.00
79                                                                                58.00
80                                                                                58.00
81                                                                                59.00
82                                                                                60.00
83                                                                                61.00
83                                                                                60.00
84                                                                                61.00
85                                                                                62.00
86                                                                                63.00
87                                                                                63.00
88                                                                                64.00
88                                                                                64.00
89                                                                                65.00
90                                                                                66.00
91                                                                                66.00
92                                                                                67.00
93                                                                                68.00
93                                                                                68.00
94                                                                                69.00
95                                                                                69.00
96                                                                                70.00
97                                                                                71.00
98                                                                                72.00
98                                                                                71.00
99                                                                                72.00
100                                                                               73.00

The Index has been highly volatile at times. We cannot predict whether the Index will rise or fall.

WHO SHOULD AND SHOULD NOT CONSIDER PURCHASING BULS?

Investors who are willing to accept the risk of owning equities in general should consider purchasing BULS.

Investors who anticipate that the value of the Index will not increase by the determination date should not purchase BULS. Also, investors who seek more traditional bond returns from money market, government or corporate bonds should not purchase BULS.

SELECTED PURCHASE CONSIDERATIONS

- PARTIAL EQUITY RETURNS WITH LIMITED DOWNSIDE PROTECTION. At maturity, BULS pay 73% of any appreciation in the Index and provide full downside protection of principal for up to a 25% decline in the Index. For every 1% decline in the Index beyond 25% (e.g., from -25% to -26%) BULS lose 1.333%. YOU MAY LOSE SOME OF YOUR INVESTMENT IN THE BULS.

- EXCHANGE LISTING. The BULS have been approved for listing on the American Stock Exchange. However, there can be no guarantee of liquidity in the secondary market.

- U.S. SETTLEMENT.  The BULS are traded and settled in the U.S. market.

SELECTED RISK CONSIDERATIONS

An investment in BULS involves significant risks. Some of these risks are summarized here, but we urge you to read the more detailed explanation of risks in the "Risk Factors" section of this Prospectus Supplement, beginning on page S-3.

- PROTECTION OF YOUR ORIGINAL INVESTMENT IS LIMITED TO A 25% DECLINE IN THE INDEX. BULS offer only limited protection of principal and BULS investors are exposed to significant loss if the Index declines by more than 25%. For every 1% decline in the Index beyond 25%, you will lose 1.333%.

- STANDARD & POOR'S, A DIVISION OF THE MCGRAW-HILL COMPANIES, INC. ("S&P") DOES NOT INCLUDE DIVIDENDS PAID ON THE SECURITIES IN THE INDEX (THE "S&P CONSTITUENT STOCKS") IN CALCULATING THE INDEX.

- BULS DO NOT PAY DIVIDENDS OR COUPONS.

- BULS ARE NOT EXCHANGE-TRADED FUNDS (ETFS). The value of the BULS will not rise or fall one-for-one with the Index. BULS are not expected to trade with the same volume or liquidity as certain exchange-traded funds.

- BULS MAY NOT BE LIQUID. There may be little or no secondary market for the BULS. While the BULS have been approved for listing on the American Stock Exchange and UBS Warburg LLC and other affiliates of UBS AG intend to make a market in the BULS, they are not required to do so. UBS Warburg LLC or any other affiliate of UBS AG may stop making a market in the BULS at any time. If you need to liquidate BULS prior to maturity, you may have to sell the BULS at a substantial discount from the initial price. Therefore, you should be willing to hold your BULS until maturity.

CONSIDERATIONS RELATING TO U.S. TAXATION

In the opinion of our counsel, Sullivan & Cromwell, it would be reasonable that you and we treat your BULS as a pre-paid cash settled forward contract with respect to the S&P Constituent Stocks. The terms of your BULS (as set forth in the BULS) require you and us (in the absence of an administrative or judicial ruling to the contrary) to treat your BULS for all tax purposes in accordance with such characterization. If each BULS is so treated, you will generally recognize capital gain or loss upon the maturity of your BULS (or upon your sale, exchange or other disposition of your BULS prior to its maturity) equal to the difference between the amount realized and the amount you paid for your BULS. Such gain or loss generally will be long-term capital gain or loss if you held your BULS more than one year.

THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF YOUR INVESTMENT IN BULS (INCLUDING THE TIMING AND CHARACTER OF ANY INCLUSION IN YOUR INCOME IN RESPECT OF BULS) ARE UNCERTAIN. IN PARTICULAR, IF THE REQUIRED TREATMENT OF BULS AS A PRE-PAID FORWARD CONTRACT IS DECLARED INVALID BY AN ADMINISTRATIVE OR JUDICIAL RULING, ANY GAIN YOU RECOGNIZE ON YOUR BULS COULD CONCEIVABLY BE TREATED AS ORDINARY INTEREST INCOME AND YOU COULD BE REQUIRED TO ACCRUE INTEREST INCOME WITH RESPECT TO YOUR BULS OVER THE TERM OF YOUR BULS. BECAUSE OF THIS UNCERTAINTY, WE URGE YOU TO CONSULT YOUR TAX ADVISER AS TO THE TAX CONSEQUENCES OF YOUR INVESTMENT IN BULS.

For a more complete discussion of the United States federal income tax consequences of your investment in BULS, including tax consequences applicable to non-United States persons, please see the discussion under "Supplemental Tax Considerations--Supplemental U.S. Tax Considerations" on page S-15.

--------------------------------------------------------------------------------

Risk Factors

The BULS are not secured debt and are riskier than ordinary unsecured debt securities. The return on the BULS is linked to the performance of the Index and you may lose some or all of the amount you invest in the BULS. This section describes the most significant risks relating to the BULS. WE URGE YOU TO READ THE FOLLOWING INFORMATION ABOUT THESE RISKS, TOGETHER WITH THE OTHER INFORMATION IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS, BEFORE INVESTING IN THE BULS.

YOU MAY LOSE SOME OF YOUR PRINCIPAL

The BULS combine features of equity and debt. The terms of the BULS differ from those of ordinary debt securities in that we will NOT pay you a fixed amount at maturity or interest during the BULS term. Instead, at maturity, BULS pay in cash an amount based on the performance of the Index, subject to limited downside protection for declines of up to 25% in the value of the Index. BULS are exposed to declines in the value of the Index of more than 25%. For each 1% decline in the Index beyond 25% (e.g., from -25% to -26%), the BULS lose 1.333%. ACCORDINGLY, YOU CAN LOSE SOME OF THE AMOUNT THAT YOU INVEST IN THE BULS. See "Specific Terms of the BULS--Payment at Maturity" on page S-10.

CHANGES THAT AFFECT THE INDEX OR THE S&P CONSTITUENT STOCKS COULD AFFECT THE AMOUNT PAYABLE ON THE BULS AND THEIR MARKET VALUE

The policies of S&P concerning the calculation of the Index, additions, deletions or substitutions of the S&P Constituent Stocks and the manner in which changes affecting the S&P Constituent Stocks or the issuers of the S&P Constituent Stocks, such as stock dividends, reorganizations or mergers, are reflected in the Index, could affect the Index and, therefore, could affect the amount payable on the BULS at maturity, and the market value of the BULS prior to that date. The amount payable on the BULS and their market value could also be affected if S&P changes these policies, for example by changing the manner in which it calculates the Index, or if S&P discontinues or suspends calculation or publication of the Index, in which case it may become difficult to determine the market value of the BULS. If events such as these occur, or if the Index level is not available on the determination date because of a market disruption event or for any other reason, the calculation agent--which initially will be UBS Warburg LLC, an affiliate of the Issuer--may determine the final Index level or fair market value of the BULS--and thus the amount payable at maturity--in a manner it considers appropriate, in its sole discretion.

YOU MAY NOT HAVE AN ACTIVE TRADING MARKET IN THE BULS--SALES IN THE SECONDARY MARKET MAY RESULT IN SIGNIFICANT LOSSES

You should be willing to hold your BULS until maturity. There may be little or no secondary market for the BULS. Although the BULS have been approved for listing on the American Stock Exchange, it is not possible to predict whether a secondary market will develop for the BULS. UBS Warburg LLC and other affiliates of UBS AG currently intend to make a market for the BULS but they are NOT required to do so. UBS Warburg LLC or any other affiliate of UBS AG may stop making a market in the BULS at any time.

Even if a secondary market for the BULS develops, it may not provide significant liquidity or trade at prices advantageous to you. If you need to sell your BULS prior to maturity, you may have to do so at a substantial discount from the initial price, and as a result you may suffer substantial losses.

The value of the BULS may move up or down between the date you purchase them and the determination date when the calculation agent determines the amount to be paid to you at maturity.

RISK FACTORS
--------------------------------------------------------------------------------

Therefore, you may sustain a significant loss if you sell the BULS in the secondary market during that time. Several factors, many of which are beyond our control, will influence the value of the BULS. The following factors may influence the value of the BULS:

- the frequency and magnitude of changes in the Index (volatility). The Index has been highly volatile at times. It is impossible to predict whether the Index will rise or fall;

- the dividend rate paid on the S&P Constituent Stocks (while not paid to holders of the BULS, dividend payments, if any, on the S&P Constituent Stocks may have an influence on the market value of the Index and therefore on the
  BULS);

- economic, financial, political and regulatory or judicial events that affect stock markets generally and the Index;

- interest rates in the market;

- the time remaining to the maturity of the BULS; and

- the creditworthiness of UBS AG.

These factors, among others, may influence the price received upon any sale of the BULS prior to the maturity date.

GAIN ON YOUR BULS COULD BE TREATED AS ORDINARY INTEREST INCOME

You should consider the tax consequences of investing in the BULS. Significant aspects of the tax treatment of the BULS are uncertain. The Internal Revenue Service or a court may not agree with the tax treatment described in this prospectus supplement. Specifically, the Internal Revenue Service could assert that the BULS should be treated for United States federal income tax purposes not as pre-paid cash-settled forward contracts with respect to the S&P Constituent Stocks but rather as contingent debt instruments which are subject to special tax rules. Under these rules, any gain you recognize from the sale, exchange or from the final payment at maturity of your BULS would be treated as ordinary interest income and you would be required to accrue interest income with respect to your BULS over the term of your BULS.

Please read carefully the section entitled "Considerations Relating to U.S. Taxation" in the summary section above, "Supplemental Tax Considerations" below, and the sections "U.S. Tax Considerations" and "Tax Considerations Under the Laws of Switzerland" in the accompanying prospectus. YOU SHOULD CONSULT YOUR TAX ADVISOR ABOUT THE TAX CONSEQUENCES OF YOUR INVESTMENT IN BULS.

YOUR BULS DO NOT PAY PERIODIC INTEREST OR DIVIDENDS

You will not receive any periodic interest or dividend payments on your BULS. Even if the Index has appreciated, the return you earn on your BULS may be less than you would have earned by investing in a debt security that bears interest at a prevailing market rate.

YOUR RETURN ON THE BULS WILL NOT REFLECT THE RETURN ON THE S&P CONSTITUENT
STOCKS

S&P calculates the Index by reference to the prices of the S&P Constituent Stocks without taking account of the value of dividends paid on such stocks. As a result, the return on the BULS will not reflect the return you would realize if you actually owned the S&P Constituent Stocks and received the dividends paid on such stocks.

BULS ARE NOT EXCHANGE-TRADED FUNDS (ETFS)

BULS are not exchange-traded funds (ETFs). The value of the BULS may not rise or fall one-for-one with the value of the Index. BULS are not expected to trade with the same volume or liquidity as certain exchange-traded funds (ETFs).

RISK FACTORS
--------------------------------------------------------------------------------

IF THE INDEX CHANGES, THE MARKET VALUE OF THE BULS IS UNLIKELY TO CHANGE IN THE SAME MANNER

The market value of your BULS is not likely to change in proportion to changes in the Index. Even if the theoretical value of the BULS increases over the initial BULS value of $1,000, the market value of the BULS may not increase at all or may not increase by the same magnitude. It is also possible for the Index to increase while the market price of the BULS declines.

TRADING AND OTHER TRANSACTIONS BY UBS AG OR ITS AFFILIATES MAY ADVERSELY AFFECT THE VALUE OF THE BULS

As described below under "Use of Proceeds and Hedging," we or one or more of our affiliates may hedge our obligations under the BULS by purchasing one or more of the S&P Constituent Stocks, options or futures on the Index or the S&P Constituent Stocks or other derivative instruments with returns linked to or related to changes in the Index or the S&P Constituent Stocks, and may adjust these hedges by, among other things, purchasing or selling any of the foregoing at any time and from time to time including on or around the dates on which the initial Index level and the final Index level are determined. Although they are not expected to, any of these hedging activities may adversely affect the value of the Index directly, or indirectly by affecting the price of the S&P Constituent Stocks, and, therefore, the value of the BULS. It is possible that we or one or more of our affiliates could receive substantial returns from these hedging activities while the value of the BULS may decline.

We or one or more of our affiliates may also engage in trading in one or more of the S&P Constituent Stocks or instruments linked to the Index or S&P Constituent Stocks on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Any of these activities could adversely affect the value of the Index directly, or indirectly by affecting the price of the S&P Constituent Stocks and, therefore, the value of the BULS. We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the Index or one or more of the S&P Constituent Stocks. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the value of the BULS.

The indenture governing the BULS does not contain any restriction on our ability or the ability of any of our affiliates to sell, pledge or otherwise convey all or any portion of any S&P Constituent Stocks acquired by us or our affiliates. Neither we nor any of our affiliates will pledge or otherwise hold any S&P Constituent Stocks for the benefit of holders of the BULS in order to enable us to pay holders the amounts due to them at maturity. Consequently, in the event of a bankruptcy, insolvency or liquidation involving us, any S&P Constituent Stocks that we own will be subject to the claims of our creditors generally and will not be available specifically for the benefit of the holders of the BULS.

UBS AG'S BUSINESS ACTIVITIES MAY CREATE CONFLICTS OF INTEREST BETWEEN YOU AND US

We and one or more of our affiliates may, at present or in the future, engage in trading activities related to the Index and the S&P Constituent Stocks that are not for the account of holders of the BULS or on their behalf. These activities may present a conflict between our or our affiliates' obligations and your interests as a holder of the BULS. Moreover, we or one or more of our affiliates have published, and may in the future publish, research reports on the equity markets generally or on one or more of the issuers of the S&P Constituent Stocks. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the BULS. Any of these activities, if they influence the Index, could be adverse to such holders' interests as beneficial owners of the BULS.

RISK FACTORS
--------------------------------------------------------------------------------

YOU HAVE NO SHAREHOLDER RIGHTS IN THE S&P CONSTITUENT STOCKS OR RIGHTS TO RECEIVE ANY STOCK

As an owner of BULS, you will not have voting rights or rights to receive dividends or other distributions or any other rights that holders of the S&P Constituent Stocks would have. Moreover, your BULS will be paid in cash, and you will have no right to receive delivery of any S&P Constituent Stocks.

UBS AG AND ITS AFFILIATES HAVE NO AFFILIATION WITH S&P AND ARE NOT RESPONSIBLE FOR ITS PUBLIC DISCLOSURE OF INFORMATION

UBS AG and its affiliates are not affiliated with S&P in any way (except for licensing arrangements discussed below in "The S&P 500 Index") and have no ability to control or predict its actions, including any errors in or discontinuation of disclosure regarding its methods or policies relating to the calculation of the Index. S&P is not involved in the offer of the BULS in any way and has no obligation to consider your interest as an owner of BULS in taking any actions that might affect the value of your BULS.

Neither we nor any of our affiliates assumes any responsibility for the adequacy or accuracy of the information about the Index or S&P contained in this prospectus supplement. YOU, AS AN INVESTOR IN THE BULS, SHOULD MAKE YOUR OWN INVESTIGATION INTO THE INDEX AND S&P.

THERE ARE POTENTIAL CONFLICTS OF INTEREST BETWEEN YOU AND THE CALCULATION AGENT

Our affiliate, UBS Warburg LLC, will serve as the calculation agent. UBS Warburg LLC will, among other things, determine the amount, if any, paid out to you on the BULS at maturity. For a fuller description of the calculation agent's role, see "Specific Terms of the BULS--Role of Calculation Agent." The calculation agent will exercise its judgment when performing its functions. For example, the calculation agent may have to determine whether a market disruption event affecting the Index has occurred at the time of calculation. This determination will, in turn, depend on the calculation agent's judgment whether the event has materially interfered with our ability to unwind our hedge positions. Since these determinations by the calculation agent may affect our payout to you, the calculation agent may have a conflict of interest as it makes them.

WE CAN POSTPONE THE MATURITY DATE IF A MARKET DISRUPTION EVENT OCCURS

If the calculation agent determines that, on the determination date, a market disruption event has occurred or is continuing, the determination date will be postponed until the first business day on which no market disruption event occurs or is continuing. If such a delay occurs, then the calculation agent will instead use the closing Index level on the first business day after that day on which no market disruption event occurs or is continuing, but the delay will never be more than five days. As a result, the maturity date for the BULS will also be postponed, although not by more than five business days. If the determination date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the determination date. If the Index level is not available on the last possible determination date either because of a market disruption event or for any other reason, the calculation agent will make a good faith estimate of the final Index level based on its assessment, made in its sole discretion, of the value of the Index at that time. See "Specific Terms of the BULS--Market Disruption Event."

--------------------------------------------------------------------------------

THE S&P 500 INDEX

We have obtained all information regarding the Index contained in this Prospectus Supplement, including its make-up, method of calculation and changes in its components, from publicly available information. That information reflects the policies of, and is subject to change by S&P. S&P has no obligation to continue to publish, and may discontinue publication of, the Index. The consequences of S&P discontinuing publication of the Index are described in "Risk Factors--Changes that affect the Index or the S&P Constituent Stocks could affect the amount payable on the BULS and their market value." We do not assume any responsibility for the accuracy or completeness of such information.

The Index is intended to provide an indication of the pattern of common stock price movement. The calculation of the value of the Index, discussed below in further detail, is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. As of June 29, 2001, 424 companies or 85.4% of the Index traded on the New York Stock Exchange ("NYSE"), 74 companies or 14.2% of the Index traded on The Nasdaq Stock Market, and 2 companies or 0.4% of the Index traded on the American Stock Exchange. S&P chooses companies for inclusion in the Index with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the NYSE, which S&P uses as an assumed model for the composition of the total market. Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the market price of that company's common stock is generally responsive to changes in the affairs of the respective industry and the market value and trading activity of the common stock of that company. Ten main groups of companies comprise the Index with the number of companies currently included in each group indicated in parentheses: Consumer Discretionary (85), Consumer Staples (37), Energy (26), Financials (70), Health Care (71), Industrials (40), Information Technology (77), Materials (41), Telecommunication Services (13), and Utilities (40). S&P may from time to time, in its sole discretion, add companies to, or delete companies from, the Index to achieve the objectives stated above.

S&P calculates the Index by reference to the prices of the S&P Constituent Stocks without taking account of the value of dividends paid on such stocks. As a result, the return on the BULS will not reflect the return you would realize if you actually owned the S&P Constituent Stocks and received the dividends paid on such stocks.

COMPUTATION OF THE INDEX

S&P currently computes the Index as of a particular time as follows:

- the product of the market price per share and the number of then outstanding shares of each component stock is determined as of that time (referred to as the "market value" of that stock);

- the market values of all component stocks as of that time are aggregated;

- the mean average of the market values as of each week in the base period of the years 1941 through 1943 of the common stock of each company in a group of 500 substantially similar companies is determined;

- the mean average market values of all these common stocks over the base period are aggregated (the aggregate amount being referred to as the "base value");

THE S&P 500 INDEX
--------------------------------------------------------------------------------

- the current aggregate market value of all component stocks is divided by the base value; and

- the resulting quotient, expressed in decimals, is multiplied by ten.

While S&P currently employs the above methodology to calculate the Index, no assurance can be given that S&P will not modify or change this methodology in a manner that may affect the amount payable at maturity to beneficial owners of the BULS.

S&P adjusts the foregoing formula to offset the effects of changes in the market value of a component stock that are determined by S&P to be arbitrary or not due to true market fluctuations. These changes may result from causes such as:

- the issuance of stock dividends;

- the granting to shareholders of rights to purchase additional shares of stock;

- the purchase of shares by employees pursuant to employee benefit plans;

- consolidations and acquisitions;

- the granting to shareholders of rights to purchase other securities of the issuer;

- the substitution by Standard & Poor's of particular component stocks in the Index; or

- other reasons.

In these cases, Standard & Poor's first recalculates the aggregate market value of all component stocks, after taking account of the new market price per share of the particular component stock or the new number of outstanding shares of that stock or both, as the case may be, and then determines the new base value in accordance with the following formula:

                     New Market Value
Old Base Value  x    ----------------  =    New Base Value
                     Old Market Value

The result is that the base value is adjusted in proportion to any change in the aggregate market value of all component stocks resulting from the causes referred to above to the extent necessary to negate the effects of these causes upon the Index.

Neither UBS AG nor any of its affiliates accepts any responsibility for the calculation, maintenance or publication of, or for any error, omission or disruption in, the Index or any successor Index. S&P does not guarantee the accuracy or the completeness of the Index or any data included in the Index. S&P assumes no liability for any errors, omissions or disruption in the calculation and dissemination of the Index. S&P disclaims all responsibility for any errors or omissions in the calculation and dissemination of the Index or the manner in which the Index is applied in determining the amount payable at maturity.

HISTORICAL CLOSING LEVELS OF THE INDEX

Since its inception, the Index has experienced significant fluctuations. Any historical upward or downward trend in the value of the Index during any period shown below is not an indication that the value of the Index is more or less likely to increase or decrease at any time during the term of the BULS. The historical Index levels do not give an indication of future performance of the Index. UBS AG cannot make any assurance that the future performance of the Index or the S&P Constituent Stocks will result in holders of the BULS receiving an amount greater than the outstanding face amount of their BULS on the maturity date.

THE S&P 500 INDEX
--------------------------------------------------------------------------------

The table below sets forth the high, the low and the last closing levels of the Index for each of the four calendar quarters in 1998, 1999 and 2000, and for the first and second calendar quarters of 2001, through August 28, 2001. The closing levels listed in the table below were obtained from Bloomberg Financial Services, without independent verification.

           QUARTERLY HIGH   QUARTERLY LOW   QUARTERLY CLOSE
           --------------   -------------   ---------------
-----------------------------------------------------------
 3/31/98      1,105.65          927.69         1,101.75
 6/30/98      1,138.49        1,077.01         1,133.84
 9/30/98      1,186.75          957.28         1,017.01
12/31/98      1,241.81          959.44         1,229.23
 3/31/99      1,316.55        1,212.19         1,286.37
 6/30/99      1,372.71        1,281.41         1,372.71
 9/30/99      1,418.78        1,268.37         1,282.71
12/31/99      1,469.25        1,247.41         1,469.25
 3/31/00      1,527.46        1,333.36         1,498.58
 6/30/00      1,516.35        1,356.56         1,454.60
 9/30/00      1,520.77        1,419.89         1,436.51
12/31/00      1,436.28        1,264.74         1,320.28
 3/31/01      1,373.73        1,117.58         1,160.33
 6/30/01      1,312.83        1,103.25         1,224.42
 8/28/01      1,236.72        1,157.26         1,161.51

The BULS are not sponsored, endorsed, sold or promoted by S&P. S&P makes no representation or warranty, express or implied, to the owners of the BULS or any member of the public regarding the advisability of investing in securities generally or in the BULS particularly, or the ability of the Index to track general stock market performance. S&P's only relationship to the UBS AG is the licensing of certain trademarks and trade names of S&P and of the Index which is determined, composed and calculated by S&P without regard to the Issuer or the BULS. S&P has no obligation to take the needs of the Issuer or the owners of the BULS into consideration in determining, composing or calculating the Index. S&P is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the BULS to be issued or in the determination or calculation of the equation by which the BULS are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the BULS.

S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P 500(R) INDEX OR ANY DATA INCLUDED THEREIN AND S&P SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY THE ISSUER, OWNERS OF THE BULS, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500(R) INDEX OR ANY DATA INCLUDED THEREIN. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P 500(R) INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

--------------------------------------------------------------------------------

Specific Terms of the BULS

Please note that references to "UBS," "we," "our" and "us" refer only to UBS AG and not to its consolidated subsidiaries. Also, in this section, references to "holders" mean those who own BULS registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in BULS registered in street name or in BULS issued in book-entry form through The Depository Trust Company or another depositary. Owners of beneficial interests in the BULS should read the section entitled "Legal Ownership of Notes" in the accompanying prospectus.

The BULS are part of a series of debt securities entitled "Medium Term Notes, Series A" that we may issue under the indenture from time to time. The indenture is described in "Description of Notes We May Offer" in the accompanying prospectus. This prospectus supplement summarizes specific financial and other terms that apply to the BULS. Terms that apply generally to all Series A medium-term notes are described in "Description of Notes We May Offer" in the accompanying prospectus. The terms described here supplement those described in the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

Please note that the information about the trade date, settlement date, price to public and net proceeds to UBS AG on the front cover relates only to the initial sale of the BULS. If you have purchased BULS in a market-making transaction after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.

We describe the terms of the BULS in more detail below.

PAYMENT AT MATURITY

Payment at maturity for a BULS is different from ordinary debt securities because it does not provide a guaranteed return of the original principal invested. Instead, at maturity, BULS pay in cash an amount based on the performance of the Index from the closing level on the trade date to the closing level on the determination date (found on Bloomberg page <SPX><INDEX><HP>). At maturity BULS pay 73% of any appreciation of the Index. The calculation agent will determine any appreciation in the Index as follows:

                                Closing Index level on the determination date
Appreciation of the Index   =   ---------------------------------------------  - 1
                                Closing Index level on the trade date

At maturity, BULS protect principal against up to a 25% decline in the value of the Index. For each 1% decline in the value of the Index beyond 25% (e.g., from -25% to -26%) the BULS lose 1.333%.

You may lose some of your investment if the Index declines by more than 25%.

SPECIFIC TERMS OF THE BULS
--------------------------------------------------------------------------------

The sensitivity analysis below represents the hypothetical returns of the BULS, assuming that the BULS pay at maturity 73% of any appreciation in the Index, an initial Index level of 1,161.51, and a performance range of the Index from -100% to 107%. The results are rounded to the nearest percent or dollar.

  S&P 500 INDEX                BULS      BULS    TOTAL BULS      BULS %
      LEVEL       % CHANGE   PRINCIPAL   GAINS     VALUE      GAIN OR LOSS
      2,400          107%     $1,000     $778      $1,778           78%
      2,300           98%     $1,000     $716      $1,716           72%
      2,200           89%     $1,000     $653      $1,653           65%
      2,100           81%     $1,000     $590      $1,590           59%
      2,000           72%     $1,000     $527      $1,527           53%
      1,900           64%     $1,000     $464      $1,464           46%
      1,800           55%     $1,000     $401      $1,401           40%
      1,700           46%     $1,000     $338      $1,338           34%
      1,600           38%     $1,000     $276      $1,276           28%
      1,500           29%     $1,000     $213      $1,213           21%
      1,400           21%     $1,000     $150      $1,150           15%
      1,300           12%     $1,000     $ 87      $1,087            9%
      1,200            3%     $1,000     $ 24      $1,024            2%
   1,161.51            0%     $1,000     $  0      $1,000            0%
      1,100           -5%     $1,000     $  0      $1,000            0%
      1,000          -14%     $1,000     $  0      $1,000            0%
        900          -23%     $1,000     $  0      $1,000            0%
        800          -31%     $  918     $  0      $  918           -8%
        700          -40%     $  804     $  0      $  804          -20%
        600          -48%     $  689     $  0      $  689          -31%
        500          -57%     $  574     $  0      $  574          -43%
        400          -66%     $  459     $  0      $  459          -54%
        300          -74%     $  344     $  0      $  344          -66%
        200          -83%     $  230     $  0      $  230          -77%
        100          -91%     $  115     $  0      $  115          -89%
          0         -100%     $    0     $  0      $    0         -100%

For factors influencing the value of the BULS prior to maturity, see "Risk Factors--You may not have an active trading market in the BULS--Sales in the secondary market may result in significant losses."

MATURITY DATE

The maturity date will be September 1, 2006 unless that day is not a business day, in which case the maturity date will be the next following business day. If the third business day before this applicable day is not the determination date referred to below, however, then the maturity date will be the third business day following the determination date, although the maturity date will never be later than the third business day after September 6, 2006 or, if September 6, 2006 is not a business day, later than the fourth business day after September 6, 2006. The calculation agent may postpone the determination date--and therefore the maturity date--if a market disruption event occurs or is continuing on a day that would otherwise be the determination date.

SPECIFIC TERMS OF THE BULS
--------------------------------------------------------------------------------

DETERMINATION DATE

The determination date will be the third business day prior to September 1, 2006, unless the calculation agent determines that a market disruption event occurs or is continuing on that day. In that event, the determination date will be the first following business day on which the calculation agent determines that a market disruption event does not occur and is not continuing. In no event, however, will the determination date be later than September 6, 2006 or, if September 6, 2006 is not a business day, later than the first business day after September 6, 2006.

DENOMINATION

We will offer the BULS in denominations of $1,000 and integral multiples thereof.

NO INTEREST

We will not make any interest payments to the holders of the BULS.

MARKET DISRUPTION EVENT

Any of the following will be a market disruption event if, in the opinion of the calculation agent, such event materially affects the Index:

- the suspension or material limitation of the trading of a material number of securities included in the Index;

- the suspension or material limitation of the trading of securities on one or more stock exchanges on which securities included in the Index are quoted;

- the suspension or material limitation of the trading of (a) options or futures relating to the Index on any options or futures exchanges or (b) options or futures generally; or

- the imposition of any exchange controls in respect of any currencies involved in determining the amount payable at maturity.

For the purpose of this definition, (i) a limitation on the number of hours or days of trading will not constitute a market disruption event if it results from an announced change in the regular business hours of any exchange, and (ii) a limitation on trading imposed by reason of the movements in price exceeding the levels permitted by any relevant exchange will constitute a market disruption event.

If a market disruption event occurs or is continuing on a day that would otherwise be a determination date, then the calculation agent will instead use the closing price on the first business day after that day on which no market disruption event occurs or is continuing. In no event, however, will the determination date be postponed by more than five business days.

If the determination date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the determination date.

DEFAULT AMOUNT ON ACCELERATION

If an event of default under the indenture occurs with respect to UBS and the maturity of the BULS is accelerated, we will pay the default amount in respect of the principal of the BULS at maturity. We describe the default amount below under "--Default Amount."

For the purpose of determining whether the holders of our Series A medium-term notes, of which the BULS are a part, are entitled to take any action under the indenture, we will treat the outstanding principal amount of the BULS as the outstanding principal amount of that note. Although the terms of the BULS may differ from those of the other Series A medium-term notes, holders of specified percentages in principal amount of all Series A medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the Series A medium-term notes, including the BULS. This action may involve changing some of the terms that apply to the Series A

SPECIFIC TERMS OF THE BULS
--------------------------------------------------------------------------------

medium-term notes, accelerating the maturity of the Series A medium-term notes after a default or waiving some of our obligations under the indenture. We discuss these matters in the attached prospectus under "Description of Notes We May Offer--Default, Remedies and Waiver of Default" and "--Modification and Waiver of Covenants."

DEFAULT AMOUNT

The default amount (as set forth in the BULS) for the BULS on any day will be an amount, in the specified currency for the principal of the BULS, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the BULS as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the BULS. That cost will equal:

- the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

- the reasonable expenses, including reasonable attorneys' fees, incurred by the holders of the BULS in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for the BULS, which we describe below, the holders of the BULS and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest--or, if there is only one, the only--quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

DEFAULT QUOTATION PERIOD

The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

- no quotation of the kind referred to above is obtained or

- every quotation of that kind obtained is objected to within five business days after the due date as described above.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two business day objection period have not ended before the determination date, then the default amount will equal the principal amount of the BULS.

QUALIFIED FINANCIAL INSTITUTIONS

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

- A-1 or higher by Standard & Poor's Ratings Group or any successor, or any other comparable rating then used by that rating agency, or

- P-1 or higher by Moody's Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

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SPECIFIC TERMS OF THE BULS
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REDEMPTION PRICE UPON OPTIONAL TAX REDEMPTION

We have the right to redeem the BULS in the circumstances described under "Description of Notes We May Offer--Optional Tax Redemption" in the accompanying prospectus. In this case, the redemption price of the BULS will be determined by the calculation agent in a manner reasonably calculated to preserve your and our relative economic position.

MANNER OF PAYMENT

Any payment on the BULS at maturity will be made to accounts designated by you and approved by us, or at the office of the trustee in New York City, but only when the BULS are surrendered to the trustee at that office. We also may make any payment in accordance with the applicable procedures of the depositary.

BUSINESS DAY

When we refer to a business day with respect to the BULS, we mean a day that is a business day of the kind described in the attached prospectus but that is not a day on which the principal securities market (or markets) on which the S&P Constituent Stocks trade is authorized by law or executive order to close.

MODIFIED BUSINESS DAY

As described in the attached prospectus, any payment on the BULS that would otherwise be due on a day that is not a business day may instead be paid on the next day that is a business day, with the same effect as if paid on the original due date, except as described under "Maturity Date" and "Determination Date" above. For the BULS, however, the term business day has a different meaning than it does for other Series A medium-term notes.

ROLE OF CALCULATION AGENT

The calculation agent in its sole discretion will make all determinations regarding the final BULS value, the final Index level, market disruption events, business days, the default amount, the redemption price upon optional tax redemption and the amount payable in respect of your BULS. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent.

Please note that the firm named as the calculation agent in this prospectus supplement is the firm serving in that role as of the original issue date of the BULS. We may change the calculation agent after the original issue date without notice.

BOOKING BRANCH

The BULS will be booked through UBS AG, Jersey Branch.

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Use of Proceeds and Hedging

We will use the net proceeds we receive from the sale of the BULS for the purposes we describe in the attached prospectus under "Use of Proceeds." We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the BULS as described below.

In anticipation of the sale of the BULS, we or our affiliates expect to enter into hedging transactions involving purchases of S&P Constituent Stocks and listed or over-the-counter options on the S&P Constituent Stocks prior to and on the trade date. From time to time, we or our affiliates may enter into additional hedging transactions or unwind those we have entered into. In this regard, we or our affiliates may:

- acquire or dispose of S&P Constituent Stocks or other securities of the S&P Constituent Stock Issuers,

- take or dispose of positions in listed or over-the-counter options or other instruments based on the value of the Index or on one or more of the S&P Constituent Stocks,

- take or dispose of positions in listed or over-the-counter options or other instruments based on the value of other similar market indices,

- or a combination of the three.

We or our affiliates may acquire a long or short position in securities similar to the BULS from time to time and may, in our or their sole discretion, hold or resell those securities.

We or our affiliates may close out our or their hedge on or before the determination date. That step may involve sales or purchases of one or more of the S&P Constituent Stocks, listed or over-the-counter options on one or more of the S&P Constituent Stocks or listed or over-the-counter options or other instruments based on indices designed to track the performance of the Index or other components of the U.S. equity market.

The hedging activity discussed above may adversely affect the market value of the BULS from time to time. See "Risk Factors" above for a discussion of these adverse effects.
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Supplemental Tax Considerations

The following is a general description of certain United States and Swiss tax considerations relating to the BULS. It does not purport to be a complete analysis of all tax considerations relating to the BULS. Prospective purchasers of BULS should consult their tax advisers as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of Switzerland and the United States of acquiring, holding and disposing of BULS and receiving payments of principal and/or other amounts under the BULS. This summary is based upon the law as in effect on the date of this prospectus supplement and is subject to any change in law that may take effect after such date.

SUPPLEMENTAL U.S. TAX CONSIDERATIONS

The discussion below supplements the discussion under "U.S. Tax Considerations" in the attached prospectus and is subject to the limitations and exceptions set forth therein. Except as otherwise noted under "Non-United States Holders" below, this discussion is only applicable to you if you are a United States holder (as defined in the accompanying prospectus).

NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW THE BULS SHOULD BE TREATED FOR UNITED STATES FEDERAL INCOME TAX PURPOSES. AS A RESULT, THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF YOUR INVESTMENT IN BULS ARE UNCERTAIN. ACCORDINGLY, WE URGE YOU TO CONSULT

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
SUPPLEMENTAL TAX CONSIDERATIONS
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YOUR TAX ADVISER AS TO THE TAX CONSEQUENCES OF HAVING AGREED TO THE REQUIRED TAX
TREATMENT OF YOUR BULS DESCRIBED BELOW AND AS TO THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS TO YOUR INVESTMENT IN YOUR BULS.

In the opinion of our counsel, Sullivan & Cromwell, it would be reasonable to treat your BULS as a pre-paid cash-settled forward contract with respect to the S&P Constituent Stocks and the terms of your BULS require you and us (in the absence of an administrative or judicial ruling to the contrary) to treat your BULS for all tax purposes in accordance with such characterization. If your BULS are so treated, you would recognize capital gain or loss upon the maturity of your BULS (or upon your sale, exchange or other disposition of your BULS prior to its maturity) in an amount equal to the difference between the amount realized at such time and your tax basis in the BULS. In general, your tax basis in your BULS would be equal to the price you paid for it. Capital gain of a noncorporate United States holder is generally taxed at a maximum rate of 20% where the property is held more than one year, and 18% where the property is held for more than five years.

Alternative Treatment. In the opinion of our counsel, Sullivan & Cromwell, it would also be reasonable to treat your BULS as a single debt instrument subject to the special tax rules governing contingent debt instruments. If your BULS is so treated, you would be required to accrue interest income over the term of your BULS based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your BULS (the "comparable yield"). You would recognize ordinary gain or loss upon the sale, redemption or maturity of your BULS in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your BULS. In general, your adjusted basis in your BULS would be equal to the amount you paid for your BULS, increased by the amount of interest you previously accrued with respect to your BULS. Any gain you recognize upon the sale, redemption or maturity of your BULS would be ordinary income and any loss recognized by you at such time would be ordinary loss to the extent of interest you included in income in the current or previous taxable years in respect of your BULS, and thereafter, would be capital loss.

If your BULS is treated as a contingent debt instrument and you purchase your BULS in the secondary market at a price that is at a discount from, or in excess of, the adjusted issue price of your BULS, such excess or discount would not be subject to the generally applicable market discount or amortizable bond premium rules described in the accompanying prospectus but rather would be subject to special rules set forth in Treasury Regulations governing contingent debt instruments. Accordingly, if you purchase your BULS in the secondary market, you should consult your tax adviser as to the possible application of such rules to you.

Because of the absence of authority regarding the appropriate tax characterization of your BULS, it is possible that the Internal Revenue Service could seek to characterize your BULS in a manner that results in tax consequences to you that are different from those described above. For example, the Internal Revenue Service could characterize your BULS in part as a "non-equity option" that is subject to special "mark-to-market" rules under
Section 1256 of the Internal Revenue Code. You should consult your tax adviser as to the tax consequences of such characterization and any possible alternative characterizations of your BULS for U.S. federal income tax purposes.

Non-United States Holders. If you are not a United States holder, you will not be subject to United States withholding tax with respect to payments on your BULS but you will be subject to generally applicable information reporting and backup withholding requirements with respect to payments on your BULS unless you comply with certain certification and identification requirements as to your foreign status.

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SUPPLEMENTAL TAX CONSIDERATIONS
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SUPPLEMENTAL TAX CONSIDERATIONS UNDER THE LAWS OF SWITZERLAND

TAX ON PRINCIPAL
Under present Swiss law, repayment of principal of the BULS by us is not subject to Swiss withholding tax (Swiss Anticipatory Tax), and payments to holders of the BULS who are non-residents of Switzerland and who during the taxable year have not engaged in trade or business through a permanent establishment within Switzerland will not be subject to any Swiss Federal, Cantonal or Municipal income tax.

GAINS ON SALE OR REDEMPTION
Under present Swiss Law, a holder of BULS who is a non-resident of Switzerland and who during the taxable year has not engaged in trade or business through a permanent establishment within Switzerland will not be subject to any Swiss Federal, Cantonal or Municipal income or other tax on gains realized during the year on the sale or redemption of a BULS.

STAMP, ISSUE AND OTHER TAXES
There is no tax liability in Switzerland in connection with the issue and redemption of the BULS. However, BULS sold through a bank or other dealer resident in Switzerland or Liechtenstein are subject to Turnover Tax.
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ERISA Considerations

We, UBS Warburg LLC, UBS PaineWebber Inc. and other of our affiliates may each be considered a "party in interest" within the meaning of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") or a "disqualified person" (within the meaning of Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code")) with respect to an employee benefit plan that is subject to ERISA and/or an individual retirement account or Keogh plan that is subject to the Code ("Plan"). The purchase of BULS by a Plan with respect to which UBS Warburg LLC, UBS PaineWebber Inc. or any of our affiliates acts as a fiduciary as defined in Section 3(21) of ERISA and/or Section 4975 of the Code ("Fiduciary") would constitute a prohibited transaction under ERISA or the Code unless acquired pursuant to and in accordance with an applicable exemption. The purchase of BULS by a Plan with respect to which UBS Warburg LLC, UBS PaineWebber Inc. or any of our affiliates does not act as a Fiduciary but for which any of the above entities does provide services could also be prohibited, but one or more exemptions may be applicable. Any person proposing to acquire any BULS on behalf of a Plan should consult with counsel regarding the applicability of the prohibited transaction rules and the applicable exemptions thereto.
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Supplemental Plan of Distribution

UBS AG has agreed to sell to UBS Warburg LLC and UBS PaineWebber Inc., and UBS Warburg LLC and UBS PaineWebber Inc. have agreed to purchase from UBS AG, the aggregate principal amount of the BULS specified on the front cover of this prospectus supplement. UBS Warburg LLC and UBS PaineWebber Inc. intend to resell the offered BULS at the original issue price applicable to the offered BULS to be resold. In the future, we or one or more of our affiliates may repurchase and resell the offered BULS in market-making transactions, with resales being made at prices related to prevailing market prices at the time of resale or at negotiated prices. For more information about the plan of distribution and possible market-making activities, see "Plan of Distribution" in the attached prospectus.

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